Exhibit 23.1

Consent of Independent Accountant

The Board of Directors

EXCO Resources, Inc

We consent to the incorporation by reference in the registration statements (Nos. 333-133481 and 333-132551) on Form S-8 of EXCO Resources, Inc. of our reports with respect to (i) the consolidated balance sheets of ONEOK Energy Resources Company and subsidiaries as of  December 31, 2004 and 2003 and the related consolidated statements of income, shareholder’s equity and cash flows for each of  the years then ended and for the period from January 1, 2005 through September 26, 2005; and (ii) the consolidated balance sheet of TXOK Acquisition, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from September 16, 2005 (date of inception) through December 31, 2005, included herein.  The audit report covering the December 31, 2003 consolidated financial statements of ONEOK Energy Resources Company refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

/s/ KPMG LLP

Tulsa, Oklahoma

December 20, 2006